Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS
This Code of Business Conduct and Ethics (the “Code”) sets forth legal and ethical standards of conduct for directors, officers, and employees of Crown Electrokinetics Corp, (“Crown” or the “Company”) and its subsidiaries. Crown subsidiaries include Crown Fiber Optics, Crown Electrokinetics Film, Element 82, PE Pipelines, and Paramount Network Construction, Inc.
This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations.
If you have any questions regarding this Code, please contact your supervisor or the Company’s Risk & Compliance officer @ compliance@crownek.com,
Compliance with Laws, Rules, and Regulations
The Company requires that all employees, officers, and directors comply with all laws, rules, and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules, and regulations and to ask for advice when you are uncertain about them.

Crown Electrokinetics respects national laws and any other laws with an international reach, such as the US Foreign Corrupt Practices Act, and other industry codes of conduct.
Applicable Laws

•Anti-Corruption: This includes not participating in bribes or kickbacks of any kind, whether in dealings with public officials or individuals in the private sector. The Company is committed to observing the standards of conduct set forth in the U.S. Foreign Corrupt Practices Act (“FCPA”) and the anti-corruption and anti- money laundering laws of the countries in which Crown operates.
•The Company must comply with all applicable anti-corruption and anti-money laundering laws, including the FCPA, as well as laws governing lobbying, gifts and payments to public officials, political campaign contribution laws, and other related regulations.
oU.S. Foreign Corrupt Practices Act (“US FCPA”) is a U.S. criminal statute that has transnational application and prohibits improper payments to, or other improper transactions with, foreign (non-U.S.) government officials. All Personnel must comply with the US FCPA. The US FCPA prohibits:
paying, offering, or promising to pay, or authorizing the payment;
of money or “anything of value” (including gifts, meals, and entertainment);
to a “Government Official;”
directly, or indirectly through a third party;
corruptly, to induce the recipient to misuse his or her official position or to obtain an improper advantage;
in connection with the Company’s business.
oThe term “anything of value” includes anything that has a monetary value to the recipient, such as cash or a cash equivalent (e.g., gift card), charitable donations, political contributions, gifts, meals, travel expenses, and entertainment. It may also include many things that may not immediately come to mind, such as a loan, job offer for a relative, or services.
oFor purposes of this Policy, “Government Official” means:

Exhibit 14.1
•any officer or employee of a government (national, regional, or local) or a department, agency, or instrumentality thereof;
•any officer or employee of a commercial business in which a government has substantial direct or indirect ownership and control (for example, a state-owned television network, energy company, or bank);
•anyone acting in an official capacity for or on behalf of a government or government-owned entity;
•any officer or employee of a public international organization; and
any political party or official thereof, or candidate for political office.

•Trade: Comply with all applicable trade controls, as well as all applicable export, re-export, and import laws and regulations.

•Antitrust: Conduct business in full compliance with antitrust and fair competition laws that govern the jurisdictions in which we conduct business.

•Boycotts: Not participate in international boycotts that are not sanctioned by the United States (U.S.) government or applicable laws.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third-party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the Company’s Risk & Compliance Officer or to the Board of Directors. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state, or foreign law, rule, or regulation, to the appropriate regulatory authority. The Company has implemented an email address (whistleblower@crownek.com) that is specifically directed to a member of the board of directors as an option for reporting violations. In the event that you do, in fact, report such activity, the Company requests that you also inform an executive officer of the Company whose actions or omissions are not the subject of your report. Employees, officers, and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating in, or otherwise assisting in any state or federal administrative, judicial, or legislative proceeding or investigation.

The Company is committed to acting ethically in all aspects of our business and to maintaining the highest standards of honesty and integrity. The Company recognizes obligations to all who have a stake in our success including shareholders, clients, employees, and suppliers. We will collectively ensure that all our employees understand this policy through training, communication and by example;
•Information about our business shall be communicated clearly and accurately in a nondiscriminatory manner and in accordance with local regulations;

•We select and promote our people on the basis of their qualifications and merit, without discrimination or concern for race, religion, national origin, color, sex, sexual orientation, gender identity or expression, age, or disability;

•We believe that a workplace should be safe and civilized, and that employment must be freely chosen; we will not tolerate sexual harassment, discrimination, or offensive behavior of any kind.

•We will not tolerate the use, possession or distribution of illegal drugs, or our people reporting for work under the influence of drugs or alcohol;

•We will treat all information relating to the Company’s business, or to its clients, as confidential. In particular, “insider trading” is expressly prohibited and confidential information must not be used for personal gain;

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•We are committed to protecting consumer, client, and employee data in accordance with national laws and industry codes;

•We will not for personal or family gain directly or indirectly engage in any activity which the Company or with our obligations to any such company;

•We will not offer any items of personal inducement to secure business. This is not intended to prohibit appropriate entertainment or the making of occasional gifts of minor value unless the client has a policy which restricts this;

•We will not accept for our personal benefit goods or services of more than nominal value from suppliers, potential suppliers or other third parties;

•We will not have any personal or family conflicts of interest within our businesses or with our suppliers or other third parties with whom we do business;

•No corporate contributions of any kind, including the provision of services or materials for less than the market value, may be made to politicians, political parties, or action committees, without the prior written approval of the Company’s board; and

•We will continue to strive to make a positive contribution to society and the environment by: maintaining high standards of marketing ethics; respecting human rights in our business, supply chain and through our client work; respecting the environment; supporting community organizations; supporting employee development; and managing significant corporate responsibility risks in our supply chain.

Exhibit 14.1

Conflicts of Interest
Employees, officers, and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director, or employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

For example:
•No employee, officer or director shall perform services as a consultant, employee, officer, director, advisor or in any other capacity for, or have a financial interest in, a direct competitor of the Company, other than services performed at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly held company; and
•No employee, officer or director shall use his or her position with the Company to influence a transaction with a supplier or customer in which such person has any personal interest, other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly held company.
It is your responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Company’s Risk & Compliance Officer or to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

The Company may employ relatives of current employees when doing so does not create any conflicts of interest, favoritism, or problems with supervision, safety, security, or morale. For purposes of this policy, a “relative” is defined as:

•Any individual related by blood, including but not limited to parent, child, grandparent, grandchild, sibling or half-sibling, uncle, aunt, cousin, niece, or nephew;
•Any individual related by marriage, including but not limited to husband, wife, stepparent, stepchild, step-brother, step-sister, brother-in-law, sister-in-law, father-in-law, mother-in-law, son-in-law, or daughter-in-law;
•A cohabiting significant other; or
•Any individual otherwise related by law, including an individual related by way of domestic partnership, adoption, foster care, or legal guardianship.

Exhibit 14.1
Rules Regarding Employment of Relatives

Upon receipt of an application for employment from a current employee’s relative, the Company will consider that individual for employment solely on the basis of his/her qualifications for the position. The Company will evaluate the employment of relatives on an individual, case-by-case basis. If the Company decides to employ the relative of a current employee, the following rules apply:

•Relatives may not be in a supervisor/subordinate relationship with each other unless approved by the manager of the supervisor;
•Relatives may not directly supervise each other unless approved by the manager of the supervisor; and
•Relatives may not audit or review in any manner each other’s work unless approved by the manager of the supervisor.

When an employee experiences either a change in employment status (i.e., assignment, transfer, promotion, or demotion) or a change in relationship status (i.e., entering into a relationship with another employee such that the employees are now relatives) that results in a violation of the rules set forth in this policy, the Company will engage in reasonable efforts to find an accommodation that resolves the violation identified. If an accommodation is not possible, the Company will allow the affected employees to decide who will resign.

All employees are responsible for following the reporting procedures discussed above. Employees who fail to comply with the reporting procedures will be subject to disciplinary action, up to and including termination.
Insider Trading
Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers, customers and intellectual property matters (including the status of pending patent/trademark infringement lawsuits), as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Company’s Risk & Compliance Officer before making any such purchase or sale.
Confidentiality
Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a member of executive management or the Board of Directors in writing or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information (including information pertaining to pending patent/trademark infringement lawsuits with respect to which the Company is a party), whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.
Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers, and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s

Exhibit 14.1
authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your Company’s authorized spokesperson.

The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s standardized Confidentiality & Non-solicitation Agreement, a copy of which is executed by every Company employee as part of the employment on-boarding process.
You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.
Honest and Ethical Conduct and Fair Dealing
Employees, officers, and directors should endeavor to deal honestly, ethically, and fairly with the Company’s suppliers, customers, competitors, and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive, or fraudulent. Employees must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material factors or any other unfair dealing practice.
Protection and Proper Use of Corporate Assets
Employees, officers, and directors should seek to protect the Company’s assets. Theft, carelessness, and waste have a direct impact on the Company’s financial performance. Employees, officers, and directors must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.
Employees, officers, and directors must advance the Company’s legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.
Gifts and Gratuities
The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, “insignificant” in amount (defined to be $25 or less) and not given in consideration or expectation of any action by the recipient.
Employees, officers, and directors must not accept or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are over $25.00 in value should be returned immediately and the event reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers, and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest, and intended to serve legitimate business goals.
Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit, or receive any form of bribe or kickback anywhere in the world.

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Accuracy of Books and Records and Public Reports
Employees, officers, and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.
All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting principles (GAAP) and rules and the Company’s accounting policies and procedures. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.
It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.
Concerns Regarding Accounting or Auditing Matters
Employees with concerns regarding questionable accounting or auditing matters, or complaints regarding accounting, internal accounting controls or auditing matters may confidentially and anonymously, if they wish, submit such concerns or complaints in writing to the Company’s Chief Executive Officer, or by using the whistleblower@crownek.com email. All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors.

A record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter. Any such concerns or complaints may also be communicated confidentially and, if the employee desires, anonymously, directly to any member of the Audit Committee of the Board of Directors.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.
The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with the knowledge that it was false.
Dealings with Independent Auditors
No employee, contractor, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC. No employee, contractor, officer, or director shall, directly or indirectly, take any action to coerce, manipulate, mislead, or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.
Waivers of this Code of Business Conduct and Ethics
Anyone who seeks an exception to the policy should contact the Company’s Risk & Compliance Officer and present the waiver request, and the reasons thereof, in writing. Any waiver of the policy or any change to the policy may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock market regulation.

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Reporting and Compliance Procedures
Every employee, officer, and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company related conduct that violates applicable law or this Code should report such information to a member of the Company’s executive management team, use the whistleblower@crownek.com email, contact the Audit Committee of the Board of Directors as described, or the Company’s Chief Executive Officer. Employees may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any manager who receives a report of a violation of this Code must immediately inform the Company’s Chief Executive Officer.
If the Company receives information regarding an alleged violation of this Code, he or she shall, as appropriate (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation, and (d) report the results of any such inquiry or investigation together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees, officers, and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including termination.
The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action, up to and including termination of employment. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any manager who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to an including termination of employment.
Whistleblower Policy
Employees with any concerns may use the email address whistleblower@crownek.com. This email address goes directly to the Company’s Audit Committee of the Board of Directors.

The Company reserves the right to amend or alter this Policy at any time for any reason.
Dissemination and Amendment
This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.
The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found on the Company’s Intranet.

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This document is not an employment contract between the Company and any of its employees, officers, or directors. Unless otherwise specified in an employment contract between the Company and an employee, all employees of the Company are employed on an “at-will” basis and may be terminated for any lawful reason.

Exhibit 14.1

[CERTIFICATION NEXT PAGE]

Exhibit 14.1

Certification

I,         do hereby certify that: (Print Name Above)

1.I have received and carefully read the Code of Business Conduct and Ethics of Crown Electrokinetics Corp. and its subsidiaries.
2.I understand the Code of Business Conduct and Ethics policy.
3.I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics policy.

Date:

(Signature)

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE COMPANY. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION